Exhibit 10.3

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “AGREEMENT”) dated as of November 28, 2005 is entered into by and among:

a.	Pixelplus Co., Ltd., a company established under the laws of the Republic of Korea (“Korea”) and having its registered office at 5th Floor, Intellige I, KINS Tower, 25-1 Jeongja-dong, Bundang-gu, Seongnam-si, Gyeonggi-do, 463-811, The Republic of Korea (the “Company”);

b.	JAFCO Asia Technology Fund, a company established under the laws of the Cayman Islands and having its registered office at the Offices of Maples and Calder, Attorneys-at-law, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies (“JATF”);

c.	Information and Telecommunications Investment MIC 2001-4TG Venture Partnership, a partnership organized under the laws of Korea and having its registered office at 8th Fl., Seoul Venture Town (Aju) Bldg., 679-5, Yeoksam-Dong, Gangnam-gu, Seoul 135-978, Korea (“MIC”);

d.	Korea Venture Fund, a limited partnership organized under the laws of Korea and having its registered office at 19th Floor, Bigway Tower, 677-25, Yeoksam-dong, Gangnam-gu, Seoul, Korea (“KVF,” and together with JATF and MIC, collectively the “Series A Shareholders”); and

e.	Certain other shareholders listed in Schedule A hereto (the “Other Shareholders,” together with the Series A Shareholders, the “Shareholders”).

WITNESSETH:

WHEREAS, the parties hereto are parties to a certain Shareholders Agreement dated March 7, 2003 (the “Shareholders Agreement”);

WHEREAS, the parties hereto are also parties to the Series A Preferred Share Subscription Agreement dated the even date of the Shareholders Agreement (the “Subscription Agreement”);

WHEREAS, certain terms of the Series A preferred shares of the Company (the “Series A Preferred Shares”) are set forth in the articles of incorporation of the Company (the “Articles of Incorporation”);

WHEREAS, the Company intends to conduct an initial public offering of American Depositary Shares (the “ADSs”) and list the ADSs on the Nasdaq National Market (the “Offering”);

WHEREAS, the Series A Shareholders and the Company entered into that certain agreement dated as of June 30, 2005 (the “Waiver and Consent Agreement”) regarding the conversion of the Series A Preferred Shares;

WHEREAS, certain Shareholders desire to participate in the Offering as selling shareholders and include in the Offering a certain number of common shares in the form of ADSs; and

WHEREAS, in order to facilitate the Offering, the parties hereto desire to terminate the Shareholders Agreement and the Subscription Agreement and any other agreement among the parties related to the rights, privileges and preferences of the Series A Preferred Shares (the “Series A Agreements”) on the conditions and with the exceptions set forth herein and amend and restate the Articles of Incorporation to terminate and remove all rights, privileges and preferences of the Series A Preferred Shares;

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, each of the parties hereto hereby agrees as follows:

1.	DEFINITIONS

Terms defined in the Shareholders Agreement are used herein as defined therein, unless otherwise provided herein.

2.	TERMINATION OF THIS AGREEMENT

If the closing of the Company’s ADSs being sold in the Offering (the “Closing”) does not occur by March 31, 2006, this Agreement shall immediately terminate, and such termination, release, discharge and other promises in Section 3.1 hereof shall be null and void ab initio and each of the Series A Agreements shall be, and continue to be, valid, binding and subsisting in all respects at all times as if this Agreement had not come into effect at any time. For the avoidance of doubt, each of the parties hereto agrees that in the event that the Closing does not occur by March 31, 2006, the parties hereto shall be bound by, and entitled to the rights and remedies under, the terms and conditions set out in each of the Series A Agreements.

3.	TERMINATION

3.1 Subject to Sections 3.2 and 3.3 hereof, each of the parties hereto agrees that each of the Series A Agreements shall be terminated and all of the respective rights and obligations of the parties thereto shall become null and void and be of no further effect on and effective as of the business day immediately preceding the date of the pricing of the Company’s ADSs being sold in the Offering (the “Effective Date”). Upon such termination of each of the Series A Agreements, each of the parties hereto releases, waives and discharges the other parties from all responsibilities and obligations under, related to or arising out of, any Series A Agreement or the Articles of Incorporation related to, in respect of or concerning the rights, privileges and preferences of the Series A Preferred Shares and from all sums of money, accounts, actions, causes of actions, proceedings, claims, indemnities and demands whatsoever which any of them may have against each of the others for or by reason or in respect of any act, obligation, matter or thing arising out of any of the terms or provisions of any Series A Agreement, other than as specified in Sections 3.2 and 3.3 hereof, or the Articles of Incorporation.

3.2 Notwithstanding Section 3.1 hereof (a) the rights and the obligations of the parties hereto set forth in Sections 4.2(b), 9 through 17, and 20 of the Shareholders Agreement shall not be affected and shall continue in full force and effect on and after the Effective Date and (b) Section 6 of the Subscription Agreement shall survive for one year after the Effective Date.

3.3 Notwithstanding Section 3.1 hereof, the rights and remedies of the Series A Shareholders arising prior to the Effective Date to seek relief for any loss or damage sustained due to a breach of a representation or warranty set forth in the Series A Agreements shall not be affected.

4.	COVENANTS OF SERIES A SHAREHOLDERS

4.1 Covenants of the Series A Shareholders. Each of the Series A Shareholders confirms, undertakes, and covenants that:

(a) Such Series A Shareholder shall convert all of its Series A Preferred Shares into Common Shares at the then effective Conversion Price in accordance with the terms and conditions of the Waiver and Consent Agreement;

(b) If any of the Series A Shareholders fails to convert their Series A Preferred Shares pursuant to Section 4.1(a) above for any reason whatsoever, all of the non-converted Series A Preferred Shares shall be automatically converted into Common Shares at the then effective Conversion Price pursuant to the articles of incorporation of the Company; and

(c) Upon conversion of the Series A Preferred Shares into Common Shares hereunder, the Series A Shareholders shall waive any and all of their rights and/or claims with respect to any fractional shares resulting from such conversion.

5.	Amendment of Articles of Incorporation

5.1 Each of the Shareholders agrees to approve the amended and restated Articles of Incorporation in the form attached hereto as Exhibit A, effective as of the next meeting of the shareholders, which shall, among other things, increase the size of the Board of Directors and establish the relevant board committees.

5.2 Each of the Shareholders agrees to approve the amended and restated Articles of Incorporation in the form attached hereto as Exhibit B, effective on the Effective Date, which shall, among other things, terminate and remove all rights, privileges and preferences of the Series A Preferred Shares.

6.	MISCELLANEOUS.

6.1 Due Authorization. Each of the Shareholders and the Company hereby represents and warrants that it has full power and authority to execute, deliver and perform this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the Shareholders and the Company shall be binding upon the successors, assigns, heirs or personal representatives of the Shareholders.

6.2 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Korea, and the parties agree to submit to the non-exclusive jurisdiction of the Seoul Central District Court.

6.4 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections and schedules shall, unless otherwise provided, refer to sections hereof and schedules attached hereto, all of which schedules are incorporated herein by this reference.

6.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance), only with the written consent of the parties hereto. Any amendment or waiver effected in accordance with this Section 6.5 shall be binding upon each party hereto.

6.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.7 Entire Agreement. This Agreement, together with all schedules hereto, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties hereto with respect to the subject matter hereof.

6.8 Further Assurances. From and after the date of this Agreement, each of the parties hereto shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

6.9 Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier, mailed by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed) at the address set forth opposite each party’s name in Schedule A hereto, as the case may be.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first above written.

Pixelplus Co., Ltd.

By:	/s/ Seo Kyu Lee
Name: Seo Kyu Lee
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO TERMINATION AGREEMENT]

JAFCO Asia Technology Fund

By:	/s/ Vincent Chan
Name: Vincent Chan
Title: Director

Information and Telecommunications Investment MIC 2001-4TG Venture Partnership

By:	/s/ Jong Hoon Yoo
Name: Jong Hoon Yoo
Title: Chief Executive Officer

Postech Venture Capital Corp.

By:	/s/ Jeon-young Lee
Name: Jeon-young Lee
Title: President

[SIGNATURE PAGE TO TERMINATION AGREEMENT]

Korea Venture Investment Company

By:	/s/ Kyu Sik Kim
Name: Kyu Sik Kim
Title: President

Korea Venture Fund

By:	/s/ Joo Dong Yu
Name: Joo Dong Yu
Title: Fund Manager

Korea Corporate Finance Consulting Co., Ltd.

By:	/s/ H.S. Park
Name: H.S. Park
Title: Representative Director

[SIGNATURE PAGE TO TERMINATION AGREEMENT]

Seo Kyu Lee

By:	/s/ Seo Kyu Lee
Name: Seo Kyu Lee
Title: Shareholder

Dae Sung Min

By:	/s/ Dae Sung Min
Name: Dae Sung Min
Title: Shareholder

Hang Kyoo Kim

By:	/s/ Hang Kyoo Kim
Name: Hang Kyoo Kim
Title: Shareholder

Jung Soon Shin

By:	/s/ Jung Soon Shin
Name: Jung Soon Shin
Title: Shareholder

Hyeon Suk Kim

By:	/s/ Hyeon Suk Kim
Name: Hyeon Suk Kim
Title: Shareholder

Kun Ook Kim

By:	/s/ Kun Ook Kim
Name: Kun Ook Kim
Title: Shareholder

[SIGNATURE PAGE TO TERMINATION AGREEMENT]

SCHEDULE A

SHAREHOLDERS

1.	Seo Kyu Lee

SK 1st Apt. 3-1510,

163 Ingae-Dong

Paldal-Ku, Suwon City, Korea

Facsimile: 82-31-234-5287

Telephone : 82-11-898-3462

Electronic Mail : lsk@pixelplus.co.kr

2.	Euy Heon Baek

Hanyang Apt. 101-1007,

1188 Kwonsun-Dong

Kwonsun-Ku, Suwong City, Korea

Facsimile: 82-31-234-5287

Telephone : 82-19-499-7499

Electronic Mail : white@pixelplus.co.kr

3.	Harold Lee

43 Greenwoods Road

Old Tappan, NJ 07675, USA

Facsimile: N/A

Telephone : 1-201-784-7956

Electronic Mail : hhlee59@hotmail.com

4.	Sung-Su Lee

Songgang Green Apt. 311-102,

Songgang-Dong

Yusung-Ku, Dae Joen City, Korea

Facsimile: 82-31-234-5287

Telephone : 82-19-411-1916

Electronic Mail : sungsu@pixelplus.co.kr

5.	Hang-Ku Kim

Banpo Jugong Apt. 6-402

Banpo Bon-Dong

Seocho-Ku, Seoul, Korea

Facsimile: 82-31-234-5287

Telephone : 82-19-470-0625

Electronic Mail : hangkk@pixelplus.co.kr

6.	Dae-Sung Min

Ssangyong Apt. 245-1803,

Youngtong-Dong

Paldal Ku, Suwon City, Korea

Facsimile: 82-31-234-5287

Telephone : 82-11-9268-1902

Electronic Mail : dsm@pixelplus.co.kr

7.	Yong-Duck Seo

192-36, Jungreung 1-Dong

Sungbuk-Ku, Seoul, Korea

Facsimile: 82-31-234-5287

Telephone : 82-17-525-7208

Electronic Mail : ydseo@pixelplus.co.kr

8.	Jung-Soon Shin

Jinheung Apt. 2-404

298-1 Gil-Dong

Gangdong-Ku, Seoul, Korea

Facsimile: 82-31-234-5287

Telephone : 82-17-426-5852

Electronic Mail : jsshin@pixelplus.co.kr

9.	Hyeon Suk Kim

Songgang Green Apt. 311-102,

Songgang-Dong Yusung-Ku,

Dae Joen City, Korea

Facsimile: N/A

Telephone : 82-42-934-2964

Electronic Mail : N/A

10.	Kun Ok Kim

Hanyang Apt. 101-1007,

1188 Kwonsun-Dong Kwonsun-Ku,

Suwon City, Korea

Facsimile: N/A

Telephone : 82-31-224-4250

Electronic Mail : N/A

11.	Yong Kwan Kim

Hyo Ja Chon APT 512-102,

Seohyoen-Dong Bundang-Ku,

Seongnam City, Korea

Mobile Phone : 82-17-708-1430

Telephone : 82-31-709-8281

Electronic Mail : kim@ffm.fujifilm.co.jp

12.	Eu Sik Yoon

Expo APT 411-801

Cheonmin-Dong Usung-Ku

Daejeon City, Korea

Mobile Phone : 82-11-9838-3462

Telephone : 82-42-863-8373

Electronic Mail : esyoon@ee.kaist.ac.kr

13.	O Hyeon Kim

Pohang Uni. Prof. APT 5-704,

756 Jigok-Dong Nam-Ku,

Pohang City Kyungbuk Province

Korea

Mobile Phone : 82-11-815-9351

Telephone : 82-54-279-2215

Electronic Mail : ohkim@postech.ac.kr

14.	Kyung Kuk Kwon

Rm. 201, 50-4

Yeokchon 2-Dong Yeunpyong-Ku,

Seoul, Korea

Mobile Phone : 82-19-494-5787

Telephone : 82-31-637-3683

Electronic Mail : ccambagui@hanmail.net

15.	Kwang Jun Yoon

Yangji Kumho APT 306-2002,

27 Sunae-Dong Bundang-Ku,

Seongnam City, Korea

Mobile Phone : 82-11-452-2323

Telephone : 82-31-637-3683

Electronic Mail : kjyoun@fci.co.kr

16.	Korea Corporate Finance Consulting Co., Ltd.

Trade Centre 1912,

159-1 Samsung-Dong Kangnam-Ku,

Seoul, Korea

Attn : Yong Je Heo / MGR

Mobile Phone : 82-18-213-0185

Telephone : 82-2-6243-8111

Electronic Mail : huryj@valuenprofit.com

17.	Postech Venture Capital Corp.

31 Hyoja-Dong Nam-Ku Pohang City

Kyungnam Province, Korea

Attn : Sang Tae Park / MGR

Mobile Phone : 82-11-9998-8402

Telephone : 82-2-3457-6300

Electronic Mail : stpark@postech.ac.kr

18.	Postech Venture Capital Corp. Venture Fund #2

31 Hyoja-Dong San, Pohang City

Kyungnam Province, Korea

Attn : Sang Tae Park / MGR

Mobile : 82-11-9998-8402

Telephone : 82-2-3457-6300

Electronic Mail : stpark@postech.ac.kr

19.	Bokwang Investment Corp.

Glass Tower B/D

946-1 Daechi-Dong Kangnam-Ku,

Seoul, Korea

Attn : Jung Hun Chae / MGR

Mobile : 82-17-705-9903

Telephone : 82-2-558-2090

Electronic Mail : jhchae@bkic.co.kr

20.	Yonhap Capital Co. Ltd.

Namkyung Centre B/D

141-35 Samsung-Dong Kangnam-Ku,

Seoul, Korea

Attn : Yun Ku Kim / MGR

Mobile : 82-11-773-7624

Telephone : 82-2-3429-0832

Electronic Mail : ykkim@yonhapcapital.co.kr

21.	Dasan Venture Inv.

Trade Centre 701,

159 Samsung-Dong Kangnam-Ku,

Seoul, Korea

Attn : Sung Min Baek / MGR

Mobile : 82-19-375-0036

Telephone : 82-2-6000-4495

Electronic Mail : smbaik@dasanventure.com

22.	Kyunggi Small Business Centre

111-8 Iui-Dong Paldal-Ku

Suwon City, Kyunggi Province, Korea

Attn : Jung Sik Lee/MGR

Mobile : 82-11-721-1271

Telephone : 82-31-259-6122

Electronic Mail : jslee@ksbc.or.kr

EXHIBIT A

ARTICLES OF INCORPORATION

(as amended pursuant to Article 5.1)

CHAPTER I

GENERAL PROVISIONS

Article 1	(Corporate Name)

The name of this company shall be “Chusik Hoesa Pixelplus” (the “Company”), which shall be “Pixelplus Co., Ltd.” in English.

Article 2	(Objective)

The objective of the Company shall be to engage in the following business activities:

1.	Manufacture, sale and service of semiconductor components;

2.	Manufacture, sale and service of modules and application systems; and

3.	Any and all other businesses incidental to the foregoing.

Article 3	(Location of Head Office; Establishment of Branch, etc.)

(1)	The Company shall have its head office in Sungnam.

(2)	The Company may establish branches by the resolution of the Board of Directors, when it deems necessary.

Article 4	(Method of Public Notices)

Public notices of the Company shall be made in “Maeil Business Newspaper”, a daily newspaper published in Seoul.

CHAPTER II

SHARES OF STOCK

Article 5	(Total Number of Authorized Shares; Type and Number of Shares)

The total number of shares to be issued by the Company shall be 10,000,000 shares of common shares and preferred shares.

Article 6	(Par Value per Share)

The par value per share to be issued by the Company shall be five hundred (500) Won.

Article 7	(Number of Shares Issued at the Time of Incorporation)

The total number of shares issued at the time of incorporation of the Company shall be 400,000 shares of common stock.

Article 8	(Types of Shares and Share Certificates)

The shares to be issued by the Company shall be common shares in registered form (“Common Shares”), and Series A preferred shares in registered form (the “Series A Preferred Shares”), and the share certificates of the Company shall be issued in the following five (5) denominations: one (1), ten (10), one hundred (100), one thousand (1,000) and ten thousand (10,000) shares.

Article 9	(Number and Characteristics of Series A Preferred Shares)

(1)	At all General Meetings of the Shareholders and on all matters with respect to which the shareholders of the Company are entitled to vote, the Series A Preferred Shares shall have voting rights. The Series A Preferred Shares shall (i) be entitled to the number of votes equal to the number of the Series A Preferred Shares held by such holder, at each General Meeting of the Shareholders (and written actions of the shareholders in lieu of meetings, if applicable) with respect to any and all matters presented to the shareholders of the Company for their action or consideration and (ii) shall vote together with the holders of Common Shares as a single class unless otherwise stated in these Articles of Incorporation or the relevant laws. Holders of Common Shares and Series A Preferred Shares shall be entitled to receive notice of any general meeting.

(2)	Liquidation Preference: The holders of the Series A Preferred Shares shall be entitled to a liquidation preference to the extent permitted under applicable law as follows:

(a) In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or not, or in the event of any distribution to the shareholders of the Company other than a dividend (each, a “Liquidation Event”), distributions to the shareholders of the Company shall be made in the following priority:

(i) Each holder of the Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Shares of the Company, by reason of their ownership of such shares, the amount of (x) Won equivalent to US$2.7747 (applying the telegraphic transfer sending rate (the “Basic Exchange Rate”) on the date of payment by the Company) (the “Original Issue Price”) for each Series A Preferred Share then held by such holder (as appropriately adjusted for any bonus issue, consolidation, subdivision, reclassification and the like subsequent to its issuance), plus (y) interest on the Original Issue Price calculated at 30% per annum compounded annually accrued from the issuance date of the Series A Preferred Shares to the date of liquidation and (z) an amount equivalent to all declared but unpaid dividends on such Series A Preferred Shares accrued to the date of liquidation ((x), (y) and (z) above are collectively referred to as the “Preference Amount”). If, upon the occurrence of a Liquidation Event, the assets available to be distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Preference Amount, then the entire assets of the Company legally available for distribution to such holders shall be distributed ratably among the holders of the Series A Preferred Shares for the Series A Preferred Shares owned by each such holder.

(ii) After payment of the full Preference Amount has been made to the holders of the Series A Preferred Shares, as applicable pursuant to Paragraph (2)(a)(i) above, the remaining assets of the Company available for distribution to the shareholders of the Company shall be distributed ratably among the holders of the Series A Preferred Shares and the Common Shares, with each Series A Preferred Share being deemed, for such purpose, to be equal to the number of Common Shares, including fractions of a share, into which such Series A Preferred Share is convertible immediately prior to the close of business on the business day fixed for such distribution. If the Series A Preferred Shares on a converted basis above is not allowed under applicable laws, then distribution of assets shall be made to the Series A Preferred Shares based on the outstanding number of the Series A Preferred Shares.

(b) To the extent permitted by the applicable law, for the purpose of calculating the value of securities and properties paid or distributed pursuant to this Paragraph (2), the value of such securities and properties shall be computed at fair market value at the time such securities or properties are delivered or otherwise made available to the shareholders of the Company, all as determined by the holders of the Series A Preferred Shares in the good faith exercise of its reasonable business judgment; provided, however, that (i) if such securities are listed on any established stock exchange or a national stock market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or in the case of multiple listings of such securities, the primary exchange for such securities) for the date the value is to be determined (or if there are no sales for such date, then for the immediately preceding business day on which there were sales), as reported in the Wall Street Journal or other publication reputable in applicable jurisdiction(s), and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the highest bid and lowest asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the immediately preceding business day on which there were quoted prices).

(3)	Conversion: The holders of the Series A Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Series A Preferred Shares until one (1) business day prior to the pricing of the Qualified IPO (as defined in the share subscription agreement dated March 7, 2003 by the parties set forth therein), into such number of fully paid and non-assessable Common Shares as is determined by dividing an amount in Won equivalent to US$2.7747 (applying the Basic Exchange Rate on the date immediately preceding the issuance date) by the then applicable conversion price (the “Conversion Price”) determined as hereinafter provided, in effect at the time of conversion. If any Series A Preferred Shares have not been converted into Common Shares as of the date one (1) business day prior to the pricing of the Qualified IPO, such Series A Preferred Shares shall be automatically converted to Common Shares pursuant to this Paragraph (3) without any further action by, consent of or notice from, the respective holders of such Series A Preferred Shares.

(b) Mechanics of Conversion. Conversion shall be effected in accordance with this Paragraph (3). No fractional Common Share shall be issued upon conversion of the Series A Preferred Share.

Before any holder of the Series A Preferred Shares shall be entitled to convert the same into whole Common Shares and to receive certificates therefor, such holder shall surrender and deliver the certificate or certificates therefor, duly endorsed, at the Company’s office, and shall give written notice to the Company at such office that such holder elects to convert the same. The Company shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of the Series A Preferred Shares, a certificate or certificates for the number of Common Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificates for the Series A Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time. With respect to the payment of dividends on the shares issued upon conversion of the Series A Preferred Shares, Article 12 shall apply mutatis mutandis.

(c) Initial Conversion Price. The initial Conversion Price at which each Common Share shall be issued upon conversion of the Series A Preferred Shares shall be the amount in Won equivalent to US$2.7747 (applying the Basic Exchange Rate on the date immediately preceding the issuance date) unless the adjustment of the Conversion Price is warranted as set forth herein. Subject to other adjustments of the Conversion Price, the Conversion Price shall be changed, beginning on March 31, 2004, to a price (calculated to three decimal places) determined by multiplying then applicable Conversion Price by a fraction (A) the numerator of which shall be (x) the actual gross revenue of the Company for the period beginning on April 1, 2003 and ending on March 31, 2004 (the “Financial Year”) minus (y) any discounts, rebates, returns or allowances granted to customers (at the weighted average KRW/$ exchange rate calculated based on the exchange rate at the last calendar day of each calendar month during the Financial Year); and (B) the denominator of which shall be the financial target of US$20,000,000 for the Financial Year; provided, however, that if the Conversion Price is calculated to be a price less than the amount in Won equivalent to US$1.38735 (applying the Basic Exchange Rate on the date immediately preceding the issuance date) pursuant to the foregoing formula, the Conversion Price shall be changed to the amount in Won equivalent to US$1.38735 (applying the Basic Exchange Rate on the date immediately preceding the issuance date), and if the Conversion Price is calculated to be a price more than the amount in Won equivalent to US$3.32964 (applying the Basic Exchange Rate on the date immediately preceding the issuance date) pursuant to the foregoing formula, the Conversion Price shall be changed to the amount in Won equivalent to US$3.32964 (applying the Basic Exchange Rate on the date immediately preceding the issuance date); and provided, further, that if the Net Operating Cash Deficit for the Financial Year exceeds the amount in Won equivalent to US$3,000,000, the Conversion Price shall be automatically changed to the amount in Won equivalent to US$1.38735 (applying the Basic Exchange Rate on the date immediately preceding the issuance date).

For purposes of this Paragraph (3)(c), “Net Operating Cash Deficit” shall mean (x) net income plus (y) depreciation, amortization expenses and/or any other non-cash charges minus (z) the increase (or adding the decrease) in working capital. Any accounts payable or accrued expenses more than sixty (60) days past their due dates will be subtracted from the working capital calculation.

The Conversion Price shall be subject to adjustment as provided under Paragraph (3)(d).

(d) Adjustments to Conversion Price.

(i) Adjustments for Dividends, Subdivisions, Combinations or Consolidations of Common Shares. In the event the number of outstanding Common Shares shall be increased by a bonus issue of Common Shares, subdivision, or other similar transaction occurring after the date of issuance of the Series A Preferred Shares, into a greater number of Common Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage of increase in the outstanding number of Common Shares (the increase in the number of Common Shares distributed to the holders of Preferred Shares shall be excluded in calculating the percentage of increase in the outstanding number of Common Shares). In the event the number of outstanding Common Shares shall be decreased by a combination, consolidation, or other similar transaction occurring after the date of issuance of Series A Preferred Shares into a lesser number of Common Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage of decrease in the outstanding number of Common Shares.

(ii) Adjustments for Other Distributions. To the extent permitted by the relevant law, in the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Shares entitled to receive, any distribution of securities of the Company, other than Common Shares and other than as otherwise adjusted in this Paragraph (3), then the Company shall reserve such securities so that the holders of Series A Preferred Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of securities of the Company which they would have received had their Series A Preferred Shares been converted into Common Shares immediately prior to the record date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained their Series A Preferred Shares during such period, subject to all other adjustments called for during such period under this Paragraph (3) with respect to the rights of the holders of Series A Preferred Shares. To the extent permitted by the relevant law, if the Company shall declare a distribution payable in securities of other persons, evidence of indebtedness (not in the nature of securities) of the Company or other persons, assets (excluding cash dividends) or options or rights not referred to above in this Paragraph (3)(d)(ii), the holders of Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares of the Company into which their Series A Preferred Shares are convertible as of the record date fixed for determination of the holders of Common Shares of the Company entitled to receive such distribution.

(iii) Adjustments for Reclassification, Exchange and Substitution. To the extent permitted by the applicable law, if the Common Shares issuable upon conversion of the Series A Preferred Shares shall be changed into the same or a different number of shares of any other class or classes, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Shares shall be convertible into, in lieu of the number of Common Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes that would have been receivable by the holders of Series A Preferred Shares if they had converted their Series A Preferred Shares into Common Shares immediately before that change.

(iv) Adjustments on Issuance of Additional Shares. If the Company shall issue “Additional Shares” (as defined below) for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced concurrently with such issue, to the price per share of such Additional Shares.

For purposes of this Paragraph (3)(d)(iv), “Additional Shares” shall mean all shares including, but not limited to, Common Shares and preferred shares issued by the Company after the date on which the Series A Preferred Shares have been first issued (the “Original Issue Date”) other than Common Shares issued or issuable at any time (I) upon conversion of the Series A Preferred Shares; (II) up to a maximum number of 1,200,000 shares on a fully diluted basis of all issued and outstanding Common Shares immediately subsequent to the issuance of the Series A Preferred Shares, to officers, directors, and employees of, and consultants to, the Company or its subsidiaries after the Original Issue Date pursuant to share purchase or stock option plans or arrangements or other incentive share arrangements designated and approved by the Board of Directors; (III) as a bonus issue, dividend or distribution to the holders of Common Shares and Series A Preferred Shares in proportion to their respective shareholding; or (IV) as described in subparagraphs (i), (ii), and (iii) of this Paragraph (3)(d).

For the purpose of making any adjustment in the Conversion Price as provided above, the consideration received by the Company for any issue or sale of Additional Shares shall be computed:

(A)	to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(B)	to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by a certified assessment institution designated by the Board of Directors; and

(C)	if Additional Shares are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares.

If the Company (1) grants any rights or options to subscribe for, purchase, or otherwise acquire Common Shares, or (2) issues or sells any security convertible into Common Shares, then, in each case, the price per Common Share issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of Common Shares issuable on the exercise or conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of Common Shares issuable on exercise or conversion at the price per share determined under this Paragraph (3)(d)(iv), and the Conversion Price will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Conversion Price will be made as a result of the actual issuance of Common Shares on the exercise of any such rights or options or the conversion of any such convertible securities.

Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Shares, the Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Shares. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of Common Shares theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

(e) Confirmation as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Paragraph (3), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of the Series A Preferred Shares a confirmation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of the Series A Preferred Shares, furnish or cause to be furnished to such holder a like certificate, if applicable, setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price then in effect, and (iii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Series A Preferred Shares.

(f) Notices of Record Date. In the event that the Company shall propose at any time:

(i) to declare any dividend or distribution upon its Common Shares, whether in cash, property, shares, or other securities, and whether or not a regular cash dividend and whether or not out of profits or retained earnings;

(ii) to offer for subscription pro rata to the holders of any class or series of its shares any additional shares of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Shares outstanding involving a change in the Common Shares; or

(iv) to merge or consolidate with or into any other company, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up;

then, in connection with each such event, the Company shall send to the holders of the Series A Preferred Shares:

(A)	at least 15 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in Paragraphs (3)(d)(iii) and (iv), and

(B)	in the case of the matters referred to in Paragraphs (3)(d)(iii) and (iv), at least 15 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Shares at the address for each such holder as shown on the books of the Company.

(g) Issue Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Common Shares on conversion of the Series A Preferred Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Reservation of Common Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, the Company will take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholders’ approval of any necessary amendment to these Article of Incorporation.

(i) Status of Converted Shares. In case any Series A Preferred Share shall be converted pursuant to this Paragraph (3), the shares so converted shall resume the status of authorized but unissued Series A Preferred Shares, to the extent permitted by applicable laws.

(j) Minimum Conversion Price. Notwithstanding the provisions of Paragraphs (3)(c) and (d), the Conversion Price shall not be reduced below the par value of the Common Shares (Won 500 at the date hereof) (as adjusted for stock dividends, combination or split with respect to such share) as a result of any adjustment made thereunder unless the requirements under applicable law then in effect have been met such that the Series A Preferred Shares may be converted at such reduced Conversion Price into legally issued, fully-paid and non-assessable Common Shares.

(4)	Dividends: Holders of the Series A Preferred Shares shall be entitled to an annual per share dividend equal to sixty-eight percent (68%) of the par value of the Series A Preferred Shares (equivalent to 10% of the Original Issue Price), payable when and if declared at a General Meeting of the Shareholders. The dividends would be cumulative and would be paid prior to payment of any dividend with respect to the Common Shares. After payment of the preferential dividend to the holders of the Series A Preferred Shares, any further dividends would be paid pari passu to the holders of the Series A Preferred Shares and the Common Shares on a pro rata, as-converted basis. The Series A Preferred Shares also would be entitled to receive pari passu with the holders described immediately above any non-cash dividends declared by the Board of Directors on a pro rata, as-converted basis. For purposes of dividends on the shares of Common Shares issued upon conversion of the Series A Preferred Shares, it shall be deemed that such shares of Common Shares were issued at the end of the immediately preceding fiscal year of the Company.

(5)	Redemption. Subject to any legal restrictions on the Company’s redemption of shares, the holders of the then outstanding Series A Preferred Shares may require the Company to redeem all or part of the outstanding Series A Preferred Shares at any time for the period beginning on the date immediately following the issuance of the Series A Preferred Shares and ending on December 31, 2008.

To the extent permitted under applicable law, the redemption price for each share of Series A Preferred Shares shall be (x) 100% of the Original Issue Price for each Series A Preferred Share then held by such holder (as proportionately adjusted for any bonus issue, stock splits, stock dividend, consolidation, subdivision, reclassification and the like subsequent to its issuance), plus (y) interest on the Original Issue Price calculated at 30% per annum compounded annually accrued from the issuance date of the Series A Preferred Shares to the date of redemption and (z) all declared but unpaid dividends on each Series A Preferred Share held by such holder accrued to the date of redemption ((x), (y) and (z) above are collectively referred to as “Redemption Price”). The Redemption Price would be proportionally adjusted for stock splits, stock dividends, etc.

Upon occurrence of an event where the holders of the then outstanding Series A Preferred Shares are entitled to require the Company to redeem all or part of the outstanding Series A Preferred Shares and if such holders (“Requesting Holders”) decide to require the Company to redeem all or part of the outstanding Series A Preferred Shares, the Requesting Holders shall give notice (“Redemption Notice”) to the other holders of the Series A Preferred Shares and the Company of their intention. The Redemption Notice shall set forth the (i) number of Series A Preferred Shares requested to be redeemed and (ii) the date on which the requested redemption shall be made by the Company (“Redemption Date”). The Redemption Date shall be at least thirty (30) days after the date of the Redemption Notice. Within three (3) days after the receipt of the Redemption Notice by the other holders of the Series A Preferred Shares, each of the other holders of the Series A Preferred Shares shall notify the Company of its intention, setting forth the number of the Series A Preferred Shares it requests to be redeemed on the Redemption Date. If, on the Redemption Date, the number of Series A Preferred Shares that may then be legally redeemed by the Company is less than the total number of the Series A Preferred Shares requested to be redeemed (“Redemption Shares”), then, subject to the applicable law, at the option of the holders of the Series A Preferred Shares, (a) the Company shall undergo capital reduction procedure, whereupon the holders of the Series A Preferred Shares shall be entitled to be paid the Redemption Price to the extent permitted under applicable law, or (b) the Company shall be liquidated immediately.

Article 10	(Preemptive Rights)

(1)	Subject to Paragraph (3) below, the shareholders of the Company shall have pre-emptive rights to subscribe for new shares to be issued by the Company in proportion to their respective shareholdings.

(2)	Notwithstanding the provision of Paragraph (1) above, but subject to Article 39, the Company may allocate new shares to persons other than its existing shareholders by the resolution of the Board of Directors, if such allocation is permitted by law or approved by a special resolution of the General Meeting of Shareholders, or if the Company issues new shares for its capital increase through a public offering or for the purpose of soliciting foreign investment.

(3)	Pursuant to these Articles of Incorporation and the applicable law, the Company grants to each of the holders of the Series A Preferred Shares the right of participation to purchase its Pro Rata Share (as defined below) of New Securities (as defined below) which the Company, from time to time, proposes to sell and issue. The holders of the Series A Preferred Shares may purchase New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities.

For the purpose of this Paragraph (3), “Pro Rata Share” shall mean the ratio of (a) the total number of Common Shares and Common Share warrants, rights, or options held by a shareholder (including any Common Share into which shares of the relevant Series A Preferred Shares held by that shareholder are convertible, if any), assuming full conversion of all such Series A Preferred Shares and the exercise of all such warrants, rights and options to (b) the total number of Common Shares and Common Share warrants, rights, or options outstanding at the time the determination is made (including any Common Share into which outstanding shares of the relevant Series A Preferred Shares are convertible), assuming full conversion of all such Series A Preferred Shares and the exercise of all such warrants, rights and options, and “New Securities” shall mean any share of the Company, whether authorized or not, and any rights, options, or warrants to purchase share of the Company, and securities of any type whatsoever that are, or may become, convertible into shares of the Company (“New Securities” does not include: (a) Series A Preferred Shares issued or issuable pursuant to the share subscription agreement dated March 7, 2003 by the parties set forth therein; (b) Common Shares issuable upon conversion of the Series A Preferred Shares; (c) securities offered to the public pursuant to a registration statement; (d) up to a maximum number of 1,200,000 shares issued or issuable to the employees, consultants, and advisors of the Company and/or its subsidiaries pursuant to a plan or arrangement approved by the Board of Directors; and (e) shares issued without consideration pursuant to a bonus issue, subdivision, or similar transaction.

In the event that the Company proposes to issue New Securities, it shall give each shareholder of the Company, including the holders of the Series A Preferred Shares, a written notice (the “Issuance Notice”) of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, the number of New Securities to which each shareholder of the Company is entitled under this Paragraph, and a statement that each shareholder of the Company shall have 30 days to respond to the Issuance Notice. Each shareholder of the Company shall have 30 days from the date of receipt of the Issuance Notice to agree to purchase its Pro Rata Share of the New Securities (to the extent permissible by applicable law) for the price and upon the terms specified in the Issuance Notice by (a) giving written notice to the Company, and (b) forwarding payment for its Pro Rata Share of New Securities to the Company if immediate payment is required by the terms of the Issuance Notice. If any shareholder of the Company elects not to purchase all of the Pro Rata Share of the New Securities it is entitled to, or otherwise fails to give notice of its intention to exercise such right pursuant to this Paragraph, then the Company shall, within five (5) days after such period, give each shareholder of the Company written notice stating: (i) the amount of New Securities elected to be purchased, (ii) the purchasers thereof who are shareholders of the Company (each a “Participating Shareholder”), and (iii) the amount of New Securities elected to be purchased by each such Participating Shareholder. Each Participating Shareholder who intends to purchase additional amount of New Securities at the price and under the terms and condition specified in the Issuance Notice shall, within ten (10) days thereafter, give written notice to the Company stating the number of New Securities it intends to purchase.

In the event the number of New Securities to be subscribed for by the shareholders of the Company under this Paragraph, including any additional number of New Securities to be oversubscribed for, falls short of the number of New Securities the Company proposed to issue, then the Company may, within sixty (60) days from the end of the 30-day period or 45-day period, as the case may be, sell, or enter into a share subscription agreement with third parties in relation to, any remaining New Securities at a price and under the terms and conditions same as or not more favorable to the third parties than those in the Issuance Notice. Any new agreement as may be executed by the Company shall close the sale of New Securities covered by the Issuance Notice, if at all, within thirty (30) days from the date of such new agreement. If the Company fails to sell, or enter into a share subscription agreement in relation to, the New Securities within such sixty (60) day period or if such agreement is not consummated within thirty (30) days from the date of the agreement, as the case may be, the Company may not thereafter issue or sell any New Securities without first offering the New Securities to the shareholders of the Company in the manner provided in this Paragraph.

Article 11	(Stock Options)

(1)	To the extent not exceeding fifty percent (50%) of the total number of the issued and outstanding shares of the Company, the Company may grant stock options to any of officers, employees, consultants, and/or advisors of the Company and/or those foreign entities qualified under Article 11-3(4)(9) of the Enforcement Decree of the Act on Special Measures for Promotion of Venture Business Act, who has contributed, or are capable of contributing, to the establishment, management or technical innovation of the Company, by a special resolution adopted at a General Meeting of Shareholders; provided, however, that the Company may not grant stock options to a certain officer, employee, consultant, or advisor in excess of five percent (5%) of the total number of the issued and outstanding shares of the Company.

(2)	Notwithstanding the provision of Paragraph (1) above, the Company shall not grant stock options to the following persons; provided, however, that the Company may grant stock options to a person who is specially related to the following persons by becoming an officer of the Company or an officer of the Company’s affiliates:

1.	The largest shareholder of the Company (as defined in Clause 4 of Article 54-5 of the Enforcement Decree of the Securities and Exchange Act {“SEA”}) and persons specially related thereto (as defined in Clause 2 of Article 10-3 of the Enforcement Decree of SEA); and

2.	The major shareholders of the Company (as defined in Article 188 of the SEA) and persons specially related thereto; and

(3)	Stock options may be granted in any of the following methods: The Company may, at the time of exercise of stock option, (i) issue and deliver new shares at the exercise price of stock options, (ii) purchase and deliver treasury shares, or (iii) pay cash or deliver treasury shares for the difference between the exercise price of stock options and the market price of such shares multiplied by the number of exercised options.

(4)	The exercise price per share for the stock option shall be no less than the following prices. This also shall apply to the case where the exercise price per share for the stock option is adjusted after granting stock options.

1.	In case of issuance and delivery of new shares, the greater of the following prices:

A.	The market price of share as of the granting date of stock options, which shall be calculated in accordance with Article 54 of the Enforcement Decree of the Inheritance Tax and Gift Tax Act; and

B.	Face value of share.

2.	In case of cash payment or delivery of treasury shares, the market price as determined in accordance with Paragraph (4)1.A. above.

(5)	In the event that the Company grant stock options by a special resolution at the General Meeting of Shareholders, such special resolution shall include the following:

1.	Name of the stock option grantee;

2.	Stock option granting method;

3.	Stock option exercise price and exercise period; and

4.	Type and number of shares to be issued to each of stock option grantees upon the exercise of stock options

(6)	Stock options may be exercised within three (3) years commencing from two (2) years after the date of the General Meeting of Shareholders at which a resolution to grant such stock options was adopted. Stock options are exercisable by a person who has served for the Company two (2) years or more from the date of the General Meeting of Shareholders at which a resolution to grant such stock option was adopted.

(7)	With respect to the payment of dividends on the shares issued upon exercise of stock option, Article 12 shall apply mutatis mutandis.

(8)	In the following instances, the Company may, by a resolution of the Board of Directors, cancel the stock options:

1.	When the relevant officer or employee voluntarily resigns or is removed from his position at the Company after receiving the stock option;

2.	When the relevant officer or employee inflicts material damages or losses on the Company due to the willful conduct or negligence of such person;

3.	When the Company cannot respond to the exercise of stock options due to its bankruptcy, dissolution, etc.; or

4.	When there occurs any other event for cancellation of the stock option pursuant to the stock option agreement.

Article 12	(Basis for Calculation of Dividends on New Shares)

In case the Company issues new shares by rights issue, bonus issue or stock dividend, for the purpose of distributing dividends on such newly-issued shares, such newly-issued shares shall be deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year in which such new shares have been issued, unless otherwise set forth herein.

Article 13	(Non-bearing of Share Certificate)

(1)	A shareholder may report to the Company its intent not to bear the share certificates with respect to the shares held by him. In such case, the shareholder shall return to the Company the existing share certificates. If a shareholder reports to the Company his intent of non-bearing of share certificate before issuance thereof, the Company shall not issue the share certificates to such shareholder.

(2)	Upon the receipt of report of Paragraph (1) above, the Company shall indicate such intent of non-issuance of the share certificates on the shareholders’ registry and its copies and notify the shareholder concerned thereof.

(3)	Even after the report of Paragraph (1) above, the shareholder may, at any time, request the Company to issue the share certificates.

Article 14	(Alteration of Entry)

(1)	A person who desires to apply for entry in the register of shareholders shall submit the application designated by the Company after affixing his seal thereon, together with the share certificates.

(2)	A person acquiring shares of the Company for a cause other than assignment shall submit to the Company, in addition to the application referred to in Paragraph (1), the document evidencing the cause thereof and share certificates involved.

Article 15	(Reissuance of Share Certificates)

(1)	A person desiring to receive new share certificate(s) due to defacement or damage or as a result of the partition or consolidation of his share(s) shall submit an application in the form prescribed by the Company after affixing his seal thereon, together with the share certificate(s) involved.

(2)	In case the share certificate(s) is lost, the shareholder shall submit an application for reissuance in the form prescribed by the Company together with an original or certified copy of the judgment of nullification thereof.

Article 16	(Fee)

In case of application pursuant to Article 14, the applicant shall pay the fee fixed by the Company.

Article 17	(Close of Shareholders’ Registry)

The Company shall suspend entries of alternation with respect to its rights, from the first day of January of each fiscal year up to the closing date of the Ordinary General Meeting of Shareholders for the relevant fiscal year.

Article 18	(Report of Addresses, etc. of Shareholders)

(1)	Shareholders, registered pledgees or their respective attorneys or representatives shall file their names, addresses and seals with the Company or a share transfer agent, if the Company designates a share transfer agent, to make them effective against the Company.

(2)	Shareholders and registered pledgees who reside in a foreign country shall report their appointed agents and the addresses in Korea to whom notices are to be sent.

(3)	The above provisions shall also apply to changes in any item mentioned in Paragraphs (1) and (2).

Article 19	(Share Transfer Agent)

(1)	The Company may designate a transfer agent for its shares.

(2)	The transfer agent, its office and its duties shall be determined by a resolution of the Board and shall be notified to the public.

(3)	The shareholders’ registry of the Company or a copy of it shall be kept at the office of the transfer agent, and alteration of entries in the shareholders’ registry, as well as the creation or cancellation of pledges and trusts, issuance of share certificates, acceptance of reports and other related activities, shall be handled by the transfer agent.

(4)	The procedure of the stipulation described in Paragraph (3) above shall be carried out in accordance with the transfer agent’s Regulations for Transfer Agency Business in Securities.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 20	(Convening of General Meetings of Shareholders)

The Ordinary General Meeting of Shareholders shall be held within three (3) months after the end of each fiscal year and the Extraordinary General Meeting of Shareholders may be convened whenever deemed to be necessary.

Article 21	(Chairman of the General Meeting of Shareholders)

The Representative Director shall be the Chairman of the General Meetings of Shareholders. In the absence of the Representative Director, the Directors designated by the Board of Directors shall take his place as the Representative Director in accordance with their order of designation.

Article 22	(Voting Rights)

Each shareholder shall have one (1) vote for each share he owns.

Article 23	(Method of Resolution)

Except as otherwise provided in the applicable laws and regulations, all resolutions of the General Meeting of Shareholders shall be adopted by the affirmative vote of a majority of the shareholders present; provided that such votes shall, in any event, represent more than one-fourth (1/4) of the total number of issued and outstanding shares.

Article 24	(Voting by Proxy)

(1)	A shareholder may exercise his vote through a proxy.

(2)	In the case of Paragraph (1) above, the proxy holder shall file with the Company the documents evidencing the authority to act as a proxy before the General Meeting of Shareholders.

Article 25	(Minutes of the General Meetings of Shareholders)

The substance of the course of the proceedings of the General Meeting of Shareholders and the results thereof shall be recorded in the minutes and shall be preserved at the head office and branches of the Company, after being affixed with the names and seal impressions or signatures of the Chairman and the Directors present.

CHAPTER IV

DIRECTORS, BOARD OF DIRECTORS AND STATUTORY AUDITOR

Article 26	(Number of Directors)

The Company shall have five (5) or more Directors, of which majority shall be outside directors.

Article 27	(Election of Director)

(1)	The Directors shall be elected at the General Meeting of Shareholders, wherein a separate resolution shall be made.

(2)	Except otherwise set forth by the laws, a resolution for the election of the Directors shall be adopted by the affirmative vote of a majority of the shareholders present; provided, that such votes shall, in any event, represent more than one-fourth (1/4) of the total number of issued and outstanding shares.

(3)	The Director Nomination Committee of the Company shall nominate director nominees.

(4)	The Director Nomination Committee of the Company shall prescribe details on qualification review and nomination of the outside directors.

Article 28	(Term of Director)

(1)	The term of office of the Director shall be three (3) years. However, if the term of office expires after the end of a fiscal year but before the Ordinary General Meeting of Shareholders convened in respect of such fiscal year, the term of office shall be extended up to the close of such General Meeting of Shareholders.

(2)	The term of office of Director to fill the vacancy shall be the remaining period of the precedent.

Article 29	(Audit Committee)

(1)	The Company shall establish and maintain an audit committee (the “Audit Committee”) in lieu of statutory auditor(s).

(2)	The Audit Committee shall consist of three (3) or more directors.

(3)	All of the Audit Committee members shall be outside directors of the Company.

(4)	The Audit Committee shall resolve to appoint a representative of the Audit Committee.

Article 30	(Convening of the Meeting of Board of Directors)

(1)	The Representative Director shall convene the Meeting of the Board of Directors by giving notice to each Director and Statutory Auditor at least fourteen (14) days prior to the scheduled date of such Meeting. However, the said procedures may be omitted with the prior written consent thereon of all Directors and Statutory Auditor.

(2)	The Board of Directors may permit any or all of directors and statutory auditor to participate in the meeting of the Board of Directors, through a means of instantaneous communication device (video and audio simultaneously), without the directors’ being physically present at said meeting. In such event, any of the directors who has chosen to participate in the meeting in the aforementioned manner is deemed to be present at the meeting of the Board of Directors in person

Article 31	(Chairman of the Board of Directors)

The Meeting of the Board of Directors shall be presided by the Representative Director. In the absence of the Representative Director, another Directors designated by the Representative Director in advance shall take his place in accordance with the order of designation.

Article 32	(Method of Resolution)

The quorum for the Board of Directors shall be the presence of at least one half (1/2) of the Directors, including at least one Director nominated by the holders of the Series A Preferred Shares, and all resolutions of the Board of Directors shall require the affirmative votes of a majority of the Directors present at the meeting of the Board of Directors.

Article 33	(Minutes of the Meeting of Board of Directors)

The substance of the course of the proceedings of the Board of Directors Meeting shall be recorded in the minutes, and it shall be preserved at the head office of the Company after being affixed with the names and seal impressions of, or signed by, the Chairman, the Directors and the Statutory Auditors present.

Article 34	(Appointment of Representative Director, etc.)

(1)	The Company may appoint one (1) Representative Director and an appropriate number of Vice President, Senior Executive Directors and Executive Directors when it deems necessary.

(2)	Representative Director, Vice President, Senior Executive Directors and Executive Directors shall be elected by a resolution of the Board of Directors.

Article 35	(Duties of Directors)

(1)	The Representative Director shall represent the Company and shall oversee business the operation of the Company.

(2)	Vice President, Senior Executive Director, Executive Directors and Directors shall assist the Representative Director, and perform their respective duties as may be delegated to them by the Board of Directors. In the absence of the Representative Director, the Vice President, Senior Executive Director, Executive Directors and Directors shall take his place as the Representative Director in accordance with their order of priority.

Article 36	(Duties of Audit Committee)

(1)	The Audit Committee shall audit the accounting and business operations of the Company.

(2)	The Audit Committee may request convocation of an extraordinary general meeting of shareholders by submitting to the Board of Directors the agenda and reasons for the meeting in writing.

(3)	If deemed necessary to perform its duties, the Audit Committee may request the subsidiary(s) report on the operation of its (their) business. In such cases, if the subsidiary fails to immediately report upon such request or the reported information needs confirmation, the Audit Committee may investigate the business operations and financial condition of the subsidiary(s).

(4)	The Audit Committee shall approve the appointment of an external auditor of the Company.

(5)	In addition to the duties provided in (1) to (4) above, the Audit Committee shall discharge other duties delegated by the Board of Directors.

(6)	The Audit Committee shall prepare audit record, stating the methods employed for the relevant audits and the audit results, which shall be signed by the Audit Committee members who conducted the relevant audit.

Article 37	(Indemnification for Directors)

The Company shall obtain and maintain the insurances of such amount to be determined by the holders of the Series A Preferred Shares to protect its directors and officers against all and any liabilities in connection with, or arising out of their performance of, duties required under these Articles of Incorporation or applicable laws. To the extent that the foregoing insurances do not adequately and sufficiently cover any and all liability of the directors nominated by the holders of the Series A Preferred Shares, the Company shall indemnify and hold each director nominated by the holders of the Series A Preferred Shares harmless from and against any and all liability that such director may suffer or incur as a result of or in his or her capacity as a director of the Company.

Article 38	(Remuneration and Severance Allowance for Directors )

(1)	The Company shall maintain the Compensation Committee as a sub-committee of the Board of Directors, which will review and approve the compensation scheme for the employees, officers, Directors, and Statutory Auditor of the Company proposed by the Representative Director in accordance with these Articles of Incorporation and by-laws of the Company that regulate the meeting of the Board of Directors. The Compensation Committee shall consist of the Representative Director and a director nominated by the holders of the Series A Preferred Shares.

(2)	The payment of severance pay for the Directors shall be in accordance with the “Regulations on Retirement Allowances for Officers”, which has been approved at the General Meeting of Shareholders.

Article 39	(Sub-committees)

(1)	The Company shall establish and maintain the following subcommittees under the Board of Directors:

(a)	Audit Committee;

(b)	Compensation Committee; and

(c)	Director Nomination Committee;

(2)	The Board of Directors shall resolve on details of composition, authorities, and operation, etc. of each subcommittee.

(3)	Articles 30, 32, and 33 shall apply mutatis mutandis with respect to each subcommittee.

CHAPTER V

MATTERS REQUIRING CONSENTS OF SERIES A PREFERRED SHARES

Article 39	(Matters Requiring Consents of Series A Preferred Shares)

The Representative Director or the Board of Directors shall obtain prior written consent of the holders of Series A Preferred Shares before presenting the following matters as agendas of a General Meeting of Shareholders or a meeting of Board of Directors:

(1)	discontinuance of conducting or carrying on the business of the Company and/or any of its subsidiaries substantially as now conducted or, in the case of a subsidiary, as conducted at the time it became a subsidiary of the Company or any action to change any part of its business activities;

(2)	sale or disposition of all or a substantial part of the undertaking goodwill or the assets of the Company and/or any of its subsidiaries;

(3)	increase, reduction or cancellation of the authorized or issued shares of the Company and/or any of its subsidiaries or issuance, allotment, purchase or redemption of any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants, or grant or issuance of any options rights or warrants which may require the issue of shares in the future or may have the effect of diluting or reducing the effective shareholding of the holders of Series A Preferred Shares;

(4)	the declaration or payment of a dividend (interim or annual) to the shareholders, or capitalization of reserves or otherwise;

(5)	amendment of these Articles of Incorporation;

(6)	appointment of, or settlement of the terms of appointment of, any managing director, representative director, general manager, chairman, financial controller or other key manager(s);

(7)	settlement or alteration of the terms of any bonus or profit sharing scheme or any employee share option or share participation schemes;

(8)	adoption of the annual accounts or budgets of the Company and/or any of its subsidiaries, amendment to the accounting policies previously adopted, or change of the financial year;

(9)	investment or commitment in excess of US$300,000 (or its equivalent in other currency or currencies) at any time in respect of any single transaction or in excess of 10% of the annual budget plan at any time in a series of related transactions in any fiscal year of the Company and/or any of its subsidiaries;

(10)	any action to borrow, raise or guarantee any amount which will at any time result in a debt to equity ratio of more than 1, or any amount in excess of US$300,000 (or its equivalent in other currency or currencies) at any time in respect of any single transaction or in excess of US$600,000 (or its equivalent in other currency or currencies) in the aggregate at any time in a series of transactions in any financial year of the Company and/or any of its subsidiaries;

(11)	any action to create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating change, mortgage encumbrance or other security) on all or any of the undertaking, assets or rights of the Company and/or any of its subsidiary except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding US$300,000 (or its equivalent in other currency or currencies);

(12)	appointment or change of the statutory auditors of the Company and/or any of its subsidiaries;

(13)	increase or decrease in the authorized size of the Board of Directors;

(14)	any action to sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or any other intellectual property owned by the Company and/or any of its subsidiaries;

(15)	adoption of any resolution for the winding up of the Company and /or any of its subsidiaries or undertaking of any merger, reconstruction or liquidation exercise concerning the Company and/or any of its subsidiaries or application for the appointment of a receiver, manager or judicial manager or like officer;

(16)	any alteration or amendment to the constitutional document of the Company or any of its subsidiaries;

(17)	approval of, or adjustments or modifications to, the terms of transactions involving the interest of any director or shareholder of the Company and/or any of its subsidiaries (after the completion of an initial public offering, a “shareholder” in this Paragraph shall mean a shareholder of the Company who owns 1% or more shares), including but not limited to, the extension of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder of the Company and/or any of its subsidiaries;

(18)	acquisition of any share capital or other securities of any corporate entities or the establishment of any brands;

(19)	disposition or dilution of the Company’s interest, directly or indirectly, in any of its subsidiaries;

(20)	approval of any transfer of shares in the Company or any of its subsidiaries;

(21)	execution of any abnormal or unusual contract or contract outside the ordinary course of business of the Company and/or any of its subsidiaries; and

(22)	listing of any securities on any stock exchange, including the terms of the listing and the identity of the manager/arranger of the initial public offering.

CHAPTER V

ACCOUNTING

Article 40	(Fiscal Year)

The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

Article 41	(Preparation and Maintenance of Financial Statements and Business Report)

(1)	The Representative Director of the Company shall prepare the following documents to be submitted to the Ordinary General Meeting of Shareholders, together with supplementary data and business reports, and have such documents approved by the Board of Directors and audited by the Statutory Auditor no later than six (6) weeks before the date of the Ordinary General Meeting of Shareholders:

1.	balance sheet;

2.	statements of profit and loss; and

3.	statement of appropriation of retained earnings or statement of disposition of deficit.

(2)	The Statutory Auditor shall submit an audit report to the Representative Director no later than one (1) week before the date of the Ordinary General Meeting of Shareholders.

(3)	The Representative Director shall keep on file copies of the documents described in Paragraph (1) above, together with the business report and Statutory Auditor’s report thereon, at the head office of the Company for five (5) years, and certified copies of all of such documents at the branches of the Company for three (3) years, beginning from one (1) week before the date of the Ordinary General Meeting of Shareholders.

(4)	Immediately upon obtaining approval for the documents mentioned in Paragraph (1) above from the General Meeting of Shareholders, the Representative Director shall make a public notice of the balance sheet.

Article 42	(Disposal of Profits)

The Company shall dispose of any unappropriated retained earnings as of the end of each fiscal year:

1.	earned surplus reserves;

2.	other statutory reserves;

3.	dividends;

4.	temporary reserves; and

5.	other appropriation of earned surplus.

Article 43	(Dividends)

(1)	Dividends may be distributed in cash or stock.

(2)	In case the dividends are to be distributed in stock and the Company has several classes of shares, the stock dividend distribution may be made in shares of different classes by a resolution of the General Meeting of Shareholders.

(3)	Dividends of Paragraph (1) above shall be paid to the shareholders registered in the Company’s registry of shareholders or the registered pledgees as of the last day of each fiscal year.

ADDENDUM

Article 1	(Initial Fiscal Year)

The initial fiscal year of the Company shall begin on the date of incorporation and end on December 31, 2000.

Article 2	(By-law)

By-law of the Company may be adopted for the purposes of business performance and management, by a resolution of the Board of Directors.

Article 3.	(Promoters)

The names, ID Nos. and addresses of promoters and the number of shares to be subscribed by him at the time of incorporation are stated in the last part of these Articles of Incorporation.

In witness whereof, the undersigned promoters have executed, signed and affixed their respective seals on these Articles of Incorporation.

April 3, 2000

Promoters

Name: Seo Kyu Lee
Number of shares to be subscribed: 152,000
I.D. No.:	591004-1117225
Address:	Taeam Sujeong Apt. #103-604, 1516, Kakyong-dong, Heungduk-gu, Cheongju

Name: Yong Kwan Kim
Number of shares to be subscribed: 36,000
I.D. No.:	620816-1566217
Address:	Hyojachon Apt. #512-102, 3016, Seohyun-dong, Bundang-gu, Seongnam

Name: Keon Ok Kim
Number of shares to be subscribed: 21,600
I.D. No.:	670308-2247516
Address:	Jugong Apt. #112-501, 528, Sinbong-dong, Heungduk-gu, Cheongju

ADDENDUM

These Articles of Incorporation shall become effective as of August 17, 2004.

These Articles of Incorporation shall become effective as of August 26, 2005.

These Articles of Incorporation shall become effective as of September 30, 2005.

EXHIBIT B

ARTICLES OF INCORPORATION

(as amended pursuant to Article 5.2)

ARTICLES OF INCORPORATION

OF

PIXELPLUS CO., LTD.

CHAPTER I

GENERAL PROVISIONS

Article 1	(Corporate Name)

The name of this company shall be “Chusik Hoesa Pixelplus” (the “Company”), which shall be “Pixelplus Co., Ltd.” in English.

Article 2	(Objective)

The objective of the Company shall be to engage in the following business activities:

(1)	Manufacture, sale and service of semiconductor components;

(2)	Manufacture, sale and service of modules and application systems; and

(3)	Any and all other businesses incidental to the foregoing.

Article 3	(Location of Head Office; Establishment of Branch, etc.)

(1)	The Company shall have its head office in Sungnam.

(2)	The Company may establish branches by the resolution of the Board of Directors, when it deems necessary.

Article 4	(Method of Public Notices)

Public notices of the Company shall be made in “Maeil Business Newspaper,” a daily newspaper published in Seoul.

CHAPTER II

SHARES OF STOCK

Article 5	(Total Number of Authorized Shares)

The total number of shares to be issued by the Company shall be 10,000,000 shares.

Article 6	(Par Value per Share)

The par value per share to be issued by the Company shall be five hundred (500) Won.

Article 7	(Number of Shares Issued at the Time of Incorporation)

The total number of shares issued at the time of incorporation of the Company shall be 400,000 shares of Common Shares.

Article 8	(Types of Shares)

The shares to be issued by the Company shall be common shares in registered form (“Common Shares”), and preferred shares in registered form (the “Preferred Shares”).

Article 8-1	(Number and Characteristics of Preferred Shares)

(1)	Preferred Shares to be issued by the Company shall be non-voting, and the number thereof shall be 2,000,000.

(2)	The dividends on non-voting preferred shares shall be not less than 1 % per annum and not more than 15% of the par value and the rate thereof shall be determined by the Board of Directors at the time of issuance.

(3)	In cases where the dividend rate of Common Shares exceeds the dividend rate of Preferred Shares, the amount exceeded shall be participated and distributed at an equal rate with common shares.

(4)	In cases where the Company fails to pay out any dividends in full with respect to the Preferred Shares in a given business year, the undistributed portion of the dividends shall be accumulated and preferentially distributed at the time of distribution of dividends in the following business year.

(5)	If a resolution has been made that certain amount of dividends shall not be paid for the Preferred Shares, the holders of the Preferred Shares shall have voting rights from the next shareholders’ meeting following the one during which such resolution was made until the end of the shareholders’ meeting in which a resolution is made that dividends shall be paid for the Preferred Shares.

(6)	In the event of rights offering or bonus issues, the allotment of the newly issued shares for the Preferred Shares shall be Common Shares for rights offering, and the same class/type of shares as the relevant Preferred Shares for bonus issues.

(7)	Preferred Shares shall be validly existing for a period of 3years from the relevant issuance date and thereafter, automatically convert into Common Shares; provided, however, that if there is any declared but unpaid dividend amount for the above period, the period shall be extended until such amount is fully paid. In such cases, Article 12 of these articles of incorporation shall apply mutatis mutandis to the dividend payments with respect to shares issued upon conversion.

Article 9	(Share Certificates)

The share certificates of the Company shall be issued in the following five (5) denominations: one (1), ten (10), one hundred (100), one thousand (1,000) and ten thousand (10,000) shares.

Article 10	(Preemptive Rights)

(1)	The shareholders of the Company shall have the rights to subscribe for new shares to be issued by the Company in proportion to their respective shareholdings.

(2)	Notwithstanding Article 10(1) above, new shares may be allocated to persons other than the existing shareholders by a resolution of the Board of Directors in the following cases:

(a)	If the new shares are issued through solicitation of subscription to fifty or more persons or to an underwriter for such solicitation to the extent not exceeding 50% of the then total issued and outstanding shares;

(b)	If the new shares are issued through a general public offering upon resolution of the Board of Directors pursuant to Article 189-3 of Securities & Exchange Act to the extent not exceeding 50% of the then total issued and outstanding shares;

(c)	If the new shares are preferentially allotted to the members of the employee stock ownership association pursuant to Article 191-7 of the Securities & Exchange Act;

(d)	If the new shares are issued upon exercise of stock options pursuant to Article 16-3 of the Act on Special Measures for Promotion of Venture Business, Article 340-2 of the Commercial Code, or Article 189-4 of the Securities & Exchange Act, as the case may be;

(e)	If the new shares are issued, out of business necessity, for foreign investment pursuant to the Foreign Investment Promotion Act to the extent not exceeding 50% of the total issued and outstanding shares; and

(f)	If the new shares are issued through solicitation of subscription to fifty or more persons or to an underwriter for such solicitation for listing of shares of the Company and/or DRs on Korea Exchange (futures market) or overseas stock markets to the extent not exceeding 50% of the then total issued and outstanding shares.

(3)	If new shares are issued pursuant to Article 10(2)(a), (b), and (e) through (g), the Board of Directors shall determine the class, number, and issue price of the new shares to be issued.

(4)	The Board of Directors shall determine how to dispose of any unsubscribed and/or factional shares from issuance of new shares.

Article 11	(Stock Options)

(1)	To the extent not exceeding fifty percent (50%) of the total number of the issued and outstanding shares of the Company, the Company may grant stock options to any of its officers, employees, consultants, and/or advisors and/or those foreign entities qualified under Article 11-3(4)(9) of the Enforcement Decree of the Act on Special Measures for Promotion of Venture Business Act, who has contributed, or is capable of contributing, to the establishment, management or technical innovation of the Company, by a special resolution adopted at a General Meeting of Shareholders; provided, however, that the Company may not grant stock options to a certain officer, employee, consultant, or advisor in excess of five percent (5%) of the total number of the issued and outstanding shares of the Company.

(2)	Notwithstanding the provision of Article 11(1) above, the Company shall not grant stock options to the following persons; provided, however, that the Company may grant stock options to a person who is specially related to the following persons by becoming an officer of the Company or an officer of the Company’s affiliates:

(a)	The largest shareholder of the Company (as defined in Clause 4 of Article 54-5 of the Enforcement Decree of the Securities & Exchange Act) and persons specially related thereto (as defined in Clause 2 of Article 10-3 of the Enforcement Decree of the Securities & Exchange Act); and

(b)	The major shareholders of the Company (as defined in Article 188 of the SEA) and persons specially related thereto.

(3)	Stock options may be granted in any of the following methods: The Company may, at the time of exercise of stock option, (i) issue and deliver new shares at the exercise price of stock options, (ii) purchase and deliver treasury shares, or (iii) pay cash or deliver treasury shares for the difference between the exercise price of stock options and the market price of such shares multiplied by the number of exercised options.

(4)	The exercise price per share for the stock option shall be no less than the following prices. This also shall apply to the case where the exercise price per share for the stock option is adjusted after the relevant stock option grants.

(a)	In case of issuance and delivery of new shares, the greater of the following prices:

A.	The market price of share as of the granting date of stock options, which shall be calculated in accordance with Article 54 of the Enforcement Decree of the Inheritance Tax and Gift Tax Act; and

B.	Face value of share.

(b)	In case of cash payment or delivery of treasury shares, the market price as determined in accordance with Article 11(4)(a) above.

(5)	In the event that the Company grants stock options by a special resolution at the General Meeting of Shareholders, such special resolution shall include the following:

(a)	Name of the stock option grantee;

(b)	Stock option granting method;

(c)	Stock option exercise price and exercise period; and

(d)	Type and number of shares to be issued to each of stock option grantees upon the exercise of stock options

(6)	Stock options may be exercised within three (3) years commencing from two (2) years after the date of the General Meeting of Shareholders at which a resolution to grant such stock options was adopted. Stock options are exercisable by a person who has served for the Company two (2) years or more from the date of the General Meeting of Shareholders at which a resolution to grant such stock option was adopted.

(7)	With respect to the payment of dividends on the shares issued upon exercise of stock option, Article 12 shall apply mutatis mutandis.

(8)	In the following instances, the Company may, by a resolution of the Board of Directors, cancel the stock options:

(a)	When the relevant officer or employee voluntarily resigns or is removed from his position at the Company after receiving the stock option;

(b)	When the relevant officer or employee inflicts material damages or losses on the Company due to the willful conduct or negligence of such person;

(c)	When the Company cannot respond to the exercise of stock options due to its bankruptcy, dissolution, etc.; or

(d)	When there occurs any other event for cancellation of the stock option pursuant to the stock option agreement.

Article 12	(Basis for Calculation of Dividends on New Shares)

In cases where the Company issues new shares by rights issue, bonus issue or stock dividend, for the purpose of distributing dividends on such newly-issued shares, such newly-issued shares shall be deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year in which such new shares have been issued.

Article 13	(Transfer Agent)

(1)	The Company shall appoint and maintain a transfer agent.

(2)	The appointment of the transfer agent, the place of business operation and the scope of delegated business of such transfer agent shall be determined by resolution of the Board of Directors and shall be publicly disclosed.

(3)	The Company shall maintain the shareholders registry or copies thereof at the business place of the transfer agent and shall have the transfer agent to carry out entry of shareholder changes, registration or cancellation of pledge, recordation or cancellation of entrusted assets, issuance of share certificates, acceptance of report applications, and other share-related administrative functions.

(4)	Procedures of carrying out administrative functions set forth in Article 13(3) above shall follow the transfer agent’s regulation on entry of shareholder changes.

Article 14	(Alteration of Entry)

(1)	A person who desires to apply for entry in the shareholders registry of the Company shall submit the application designated by the Company after affixing his seal thereon, together with the share certificates.

(2)	A person acquiring shares of the Company for a cause other than assignment shall submit to the Company, in addition to the application referred to in Article 14(1) above, the document evidencing the cause thereof and share certificates involved.

Article 15	(Report of Address, Name, Seals or Signatures, etc. of Shareholder)

(1)	All shareholders and registered pledgees shall report his/her/its name, address, seal or sign, etc. to the transfer agent.

(2)	The shareholders and registered pledgees residing abroad shall notify the Company of their local agents and addresses in Korea to which notices are to be sent.

(3)	Any changes in items set forth in Article 15(1) and (2) above shall also be reported pursuant thereto.

Article 16	(Non-Issuance of Share Certificate)

(1)	A shareholder may report to the Company his/her/its intent not to take custody of the share certificates with respect to the shares held by him. In such case, the shareholder shall return to the Company the existing share certificates. If a shareholder reports to the Company his/her/its intent of non-custody of share certificate before issuance thereof, the Company shall not issue the share certificates to such shareholder.

(2)	Upon the receipt of report of Article 16(1) above, the Company shall indicate such intent of non-issuance of the share certificates on the shareholders’ registry and its copies and notify the shareholder concerned thereof.

(3)	Even after the report of Article 16(1) above, the shareholder may, at any time, request the Company to issue the relevant share certificates.

Article 17	(Reissuance of Share Certificates)

(1)	A shareholder desiring to receive new share certificate(s) due to defacement or damage or as a result of the partition or consolidation of his/her/its share(s) shall submit an application in the form prescribed by the Company after affixing his seal thereon, together with the share certificate(s) involved.

(2)	Any application for issuance of replacement share certificates upon loss of the relevant share certificates shall be made via submission of an application form prescribed by the Company, together with the original of the court’s judgment confirming loss of the share certificates in question.

Article 18	(Closing of Shareholders Registry and Record Date)

(1)	The Company shall suspend any entry in the shareholders registry of any alteration with respect to shareholders’ rights from January 1 to the close of the annual general meeting of shareholders of every year.

(2)	The Company shall deem those shareholders that appear on the shareholders registry as of December 31 of each year as the record shareholders who may exercise their rights at the annual general meeting of shareholders for the relevant year.

(3)	If deemed necessary for convening of an extraordinary general meeting of the shareholders, etc., the Company may, upon resolution of the Board of Directors, suspend any entry in the shareholders registry of any alteration for a specific period of time not exceeding three (3) months or set a record date within a three (3) month period and have those shareholders that appear in the shareholders registry as of such record date to exercise their rights. In such cases, the Board of Directors may suspend the entry in the shareholders registry and set a record date simultaneously. In such cases, the Company shall give at least two (2) weeks prior notice thereof.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 19	(Convening of General Meetings of Shareholders)

(1)	There shall be annual general meeting of shareholders and extraordinary general meeting of shareholders of the Company.

(2)	The annual general meeting of shareholders shall be convened within three (3) months of the end of each fiscal year and the extraordinary general meeting of shareholders shall be convened from time to time, when deemed necessary.

Article 20	(Convening Authority)

(1)	Except otherwise provided by laws and/or regulations, the general meeting of shareholders shall be convened by the representative director of the Company upon resolution of the Board of Directors.

(2)	In case the representative director is unable to perform his/her duty, Article 37(2) shall apply mutatis mutandis.

Article 21	(Notice and Public Announcement of Convocation of General Meeting of Shareholders)

In convening of a general meeting of shareholders, a written/electronic mail notice thereof, which sets forth the time, place and purposes of the meeting, shall be sent to each shareholder at least two (2) weeks prior to the date of the meeting.

Article 22	(Place of General Meeting of Shareholders)

The general meetings of shareholders shall be held in the head office of the Company, but may be held in the vicinity, if necessary.

Article 23	(Chairman)

(1)	The representative director of the Company shall be the chairman of the general meetings of shareholders.

(2)	In cases where the representative director is unable to serve as the chairman of the general meeting of shareholders, Article 37(2) shall apply mutatis mutandis.

Article 24	(Chairman’s Right to Maintain Order)

(1)	The chairman of a general meeting of shareholders may order a person who disturbs the order by speaking or behaving in a way to deliberately obstruct the proceedings of the meeting, to stop the speech or leave the place of the meeting.

(2)	The chairman of a general meeting of shareholders may restrict the time and number of speeches a shareholder can make, if deemed necessary for the purpose of harmonious progress in the proceeding of the meeting.

Article 25	(Voting Right of Shareholders)

Each shareholder shall have one (1) vote for each share owned

Article 26	(Restriction on Exercise of Voting Rights Regarding Cross-Holdings)

A company, in which the Company, its parent, or its subsidiary holds more than 10% of such company, shall not exercise its voting rights with respect to the Company shares that such company owns.

Article 27	(Divergent Exercise of Voting Rights)

(1)	If any shareholder who holds two or more voting rights wishes to exercise his/her voting rights in divergent ways, he/she/it must notify the Company thereof and provide his/her/its reasons in writing at least three (3) days prior to the meeting date.

(2)	The Company may not accept divergent exercise of voting rights by a shareholder, except in cases where a shareholder has taken over shares in trust or is holding shares on behalf of other individuals.

Article 28	(Vote by Proxy)

(1)	Any shareholder may exercise his/her/its voting rights by proxy.

(2)	The proxy in Article 28(1) above shall submit the proxy document evidencing his/her/its authority to act as a proxy prior to the commencement of the relevant general meeting of shareholders.

Article 29	(Method of Resolution)

(1)	A general meeting of shareholders shall be duly convened if at least one third (1/3) of total outstanding voting shares of the Company are present at the relevant meeting.

(2)	Except as otherwise provided in the applicable laws, all resolutions at the general meeting of shareholders shall be adopted by the affirmative vote of a majority of the voting shares represented at such general meeting of shareholders, which consists of at least 1/4 of the total outstanding voting shares of the Company.

Article 30	(Minutes of General Meetings of Shareholders)

The Company shall prepare minutes for every general meetings of shareholders stating the substance and course of the proceedings of the relevant general meeting of shareholders and the results thereof, which shall be maintained at the head and branch offices of the Company after being affixed with the names and seals or signatures of the chairman as well as the directors present at the relevant meeting.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 31	(Number of Directors)

The Company shall have five (5) or more of directors, majority of which shall be outside directors. Outside directors shall meet the qualifications and requirements stipulated in the applicable rules and regulations promulgated by the Securities and Exchange Commission of the United States of America and Nasdaq National Market.

Article 32	(Election of Directors)

(1)	Directors shall be elected at the general meetings of shareholders.

(2)	The election of directors shall require affirmative vote of a majority of voting shares represented at the meeting and one quarter of the total issued shares.

(3)	Cumulative voting stipulated in Article 382-2 of the Commercial Code shall not apply when two (2) or more directors are to be elected.

Article 33	(Nomination of Director Candidate)

(1)	The Director Nomination Committee of the Company shall nominate director nominees.

(2)	The Director Nomination Committee of the Company shall prescribe details on qualification review and nomination of the outside directors.

Article 34	(Term of Office)

The term of office of a director shall be three (3) years; provided, however, that in cases where his or her term of office expires after the end of a fiscal year but before the close of the annual general meeting of the shareholders convened with respect to such fiscal year, the term of the office shall be extended up to the close of such general meeting.

Article 35	(By-election)

(1)	If, at any given time, there is a vacancy in board seats, the vacancy shall be filled in through a by-election at a general meeting of shareholders; provided, however, that such vacancy may be left unfilled if the number of directors in accordance with Article 31 is met and the vacancy does not interrupt the performance/discharge of directors’ respective duties.

(2)	In the event that due to death, resignation, etc. of the outside director(s), the number of outside directors falls under the requirement specified in Article 31, the Company shall elect outside director(s) to meet the required number of outside director at the first general meeting of shareholders after the death, resignation, etc. of such outside director(s).

Article 36	(Appointment of Representative Director, etc.)

(1)	The Company shall appoint one (1) representative director and may appoint certain number of vice president, managing directors and executive directors if and when it deems necessary.

(2)	The representative director, vice president(s), managing director(s) and executive director(s) shall be elected by a resolution of the Board of Directors.

Article 37	(Duties of Directors)

(1)	The Representative Director shall represent the Company and shall oversee business the operation of the Company.

(2)	Vice-president(s), managing director(s), executive director(s), and director(s) shall assist the representative director (the president), execute business affairs of the Company as determined by the Board of Directors, and if the representative director is unable to perform his/her duties, they shall perform such duties in the order appeared in above.

Article 38	(Composition of the Board of Directors and Convening of the Board of Directors’ Meeting)

(1)	The Board of Directors shall consist of directors and resolve on important business affairs of the Company.

(2)	The meeting of the Board of Directors shall be convened by having each director notified of the meeting fourteen (14) days prior to the date of the relevant meeting, and such notice shall be given either by the representative director or the designated director, if the Board of Directors has designated a particular director for such purpose. However, if there is a unanimous consent from the directors and statutory auditors, the procedures for the convening of a meeting as specified herein may be waived.

(3)	The chairman of the meeting shall be the convening authority stipulated in Article 38(2) above.

Article 39	(Resolutions of the Board of Directors)

(1)	Resolutions of the Board of Directors shall be adopted by a majority of the directors attending the meeting, with a majority of all directors being present.

(2)	The Board of Directors may permit any or all of directors to participate in the meeting of the Board of Directors, through a means of instantaneous communication device (video and audio simultaneously), without the Directors’ being physically present at said meeting. In such event, any of the Directors who have chosen to participate in the meeting in the aforementioned manner is deemed to be present at the meeting of the Board of Directors in person.

(3)	A director who has a special interest with respect to the matter submitted for the board’s resolution shall not exercise his or her voting rights in regards to such matter.

Article 40	(Minutes of Board of the Directors)

(1)	The Board of Director shall prepare the minutes for every meetings of the Board of Directors.

(2)	The minutes of the Board of Directors shall state the agenda, the proceedings, the results thereof, the name of dissenting directors and the reasons thereof, and the attending directors and statutory auditor(s) shall affix their names and seals or sign the minutes.

Article 41	(Sub-committees)

(1)	The Company shall establish and maintain the following subcommittees under the Board of Directors:

(a)	Audit Committee;

(b)	Compensation Committee; and

(c)	Director Nomination Committee;

(2)	The Board of Directors shall resolve on details of composition, authorities, and operation, etc. of each subcommittee.

(3)	Articles 38 to 40 shall apply mutatis mutandis with respect to each subcommittee.

Article 42	(Remuneration and Severance Allowances of Directors)

(1)	The remuneration of directors shall be determined by resolution of the general meetings of shareholders.

(2)	The Company shall establish and maintain a compensation committee (the “Compensation Committee”) as a subcommittee under the Board of Directors. The Compensation Committee shall review and approve various officer/employee compensation schemes and systems of the Company as proposed by the representative director in accordance with these articles of incorporation and other applicable bylaws and internal regulations of the Company.

(3)	Severance allowances for directors shall be made in accordance with the Company regulation on severance allowances for directors/officers which shall have been adopted by resolution of the general meetings of shareholders.

Article 43	(Consultants and Advisors)

The Company may have certain number of consultants and/or advisors upon resolution of the Board of Directors.

CHAPTER V

AUDIT COMMITTEE

Article 44	(Composition of Audit Committee)

(1)	The Company shall establish and maintain an audit committee (the “Audit Committee”) pursuant to Article 41 in lieu of having statutory auditor(s).

(2)	The Audit Committee shall consist of three (3) or more directors.

(3)	All of the Audit Committee members shall be outside directors of the Company.

(4)	The Audit Committee shall resolve to appoint a representative of the Audit Committee.

Article 45	(Duties and Responsibilities of Audit Committee)

(1)	The Audit Committee shall audit the accounting and business operations of the Company.

(2)	The Audit Committee may request convocation of an extraordinary general meeting of shareholders by submitting to the Board of Directors the agenda and reasons for the meeting in writing.

(3)	If deemed necessary to perform its duties, the Audit Committee may request the subsidiary(s) report on the operation of its (their) business. In such cases, if the subsidiary fails to immediately report upon such request or the reported information needs confirmation, the Audit Committee may investigate the business operations and financial condition of the subsidiary(s).

(4)	The Audit Committee shall appoint an external auditor of the Company.

(5)	In addition to the duties provided in Article 45(1) to (4) above, the Audit Committee shall discharge other duties delegated by the Board of Directors.

Article 46	(Audit Record)

The Audit Committee shall prepare audit record, stating the methods employed for the relevant audits and the audit results, which shall be signed by the Audit Committee members who conducted the relevant audit.

CHAPTER VI

ACCOUNTING

Article 47	(Fiscal Year)

The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

Article 48	(Preparation and Maintenance of Financial Statements and Business Report)

(1)	The representative director of the Company shall prepare the following documents to be submitted to the annual general meeting of shareholders, together with supplementary data and business reports, and have such documents audited by the Audit Committee no later than six (6) weeks before the date of the relevant annual general meeting of shareholders:

(a)	balance sheet;

(b)	statement of profit and loss; and

(c)	statement of appropriation of retained earnings or statement of disposition of deficit.

(2)	The Audit Committee shall submit its audit report to the representative director no later than one (1) week before the date of the relevant annual general meeting of shareholders.

(3)	The representative director shall keep on file copies of the documents described in Article 48(1) above, together with the business report and the Audit Committee’s audit report thereon, at the head office of the Company for five (5) years, and certified copies of all of such documents at the branches of the Company for three (3) years, beginning from one (1) week before the date of the relevant annual general meeting of shareholders.

(4)	Immediately upon obtaining shareholders’ approval on the documents mentioned in Article 48(1) above at the relevant annual general meeting of shareholders, the representative director shall make a public notice of the balance sheet and the external auditor’s audit opinion thereon.

Article 49	(Report on Appointment of External Auditor)

The Company shall report the appointment of an external auditor appointed by the Audit Committee at the first annual general meeting of shareholders after such appointment.

Article 50	(Appropriation of Profit)

The Company shall dispose of any the unappropriated retained earnings of each fiscal year in the following order of priority:

(a)	Earned surplus reserve;

(b)	Other statutory reserves;

(c)	Dividends;

(d)	Temporary reserves; and

(e)	Other appropriation of earned surplus.

Article 51	(Dividends)

(1)	Dividends may be distributed in cash or in stock.

(2)	In cases where the dividends are to be distributed in stock and the Company has several classes of shares, the stock dividend distribution may be made in shares of different classes by a resolution of the general meeting of shareholders.

(3)	Dividends pursuant to Article 51(1) above shall be paid to the shareholders registered in the shareholders registry of the Company or the registered pledgees as of the last day of each fiscal year.

Article 52	(Statute of Limitations on Claims for Dividend Payouts)

(1)	The right to claim dividend payouts shall be exercised within five (5) years, or otherwise, the statute of limitation shall run and expire by such time.

(2)	After the expiration of the period set forth in Article 52(1) above, any unclaimed dividends shall revert to the Company.

ADDENDUM

Article 1	(Initial Fiscal Year)

The initial fiscal year of the Company shall begin on the date of incorporation and end on December 31, 2000.

Article 2	(By-laws)

By-law of the Company may be adopted for the purposes of business performance and management, by a resolution of the Board of Directors.

Article 3	(Promoters)

The names, ID Nos. and addresses of promoters and the number of shares to be subscribed by him at the time of incorporation are stated in the last part of these articles of incorporation.

In witness whereof, the undersigned promoters have executed, signed and affixed their respective seals on these articles of incorporation.

April 3, 2000

Promoters

Name: Seo Kyu Lee
Number of shares to be subscribed: 152,000
I.D. No.:	591004-1117225
Address:	Taeam Sujeong Apt. #103-604, 1516, Kakyong-dong, Heungduk-gu, Cheongju

Name: Yong Kwan Kim
Number of shares to be subscribed: 36,000
I.D. No.:	620816-1566217
Address:	Hyojachon Apt. #512-102, 3016, Seohyun-dong, Bundang-gu, Seongnam

Name: Keon Ok Kim
Number of shares to be subscribed: 21,600
I.D. No.:	670308-2247516
Address:	Jugong Apt. #112-501, 528, Sinbong-dong, Heungduk-gu, Cheongju

ADDENDUM

These articles of incorporation shall become effective as of June 25, 2002.

ADDENDUM

These articles of incorporation shall become effective as of the date on which the Company executes an underwriting agreement for an initial public offering of common shares and/or the ADRs of the Company on a major overseas stock exchange or Korea Exchange.